Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Ameriquest Mortgage Securities Inc. and the related registration statement on Form S-3 (No. 333-118137) dated August 11, 2004 for the registration of Ameriquest Mortgage Securities Inc., Asset-Backed Pass-Through Certificates, Series 2004-R9, and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company as of December 31, 2003 and for the periods from December 18, 2003 through December 31, 2003, and from January 1, 2003 through December 17, 2003, appearing in the Form 8-K of Ameriquest Mortgage Securities Inc., dated August 27, 2004, filed with the Securities and Exchange Commission.




                                                         /s/ Ernst & Young LLP

New York, New York
August 27, 2004